Rule 424(b)(3)
File No. 333-04947
PROSPECTUS SUPPLEMENT
To Prospectus Dated June 28, 1996
     This prospectus supplement provides supplemental information to the Prospectus concerning Selling Stockholders. The discussion under the caption “Selling Stockholders” is supplemented as follows:
SELLING STOCKHOLDERS
     The following table sets forth the names of the Selling Stockholders and (i) the number of shares of common stock beneficially owned by each Selling Stockholders, (ii) the maximum number of shares of common stock which may be offered by this Prospectus for the account of each Selling Stockholder, and (iii) the amount and percentage of common stock that would be owned by each Selling Stockholder after completion of the offering, assuming the sale of all of the common stock which may be offered by this Prospectus. Except as otherwise noted below, none of the Selling Stockholders has, within the last three years, had any position, office or other material relationship with FelCor.

% of All
		Shares Offered		Outstanding
Name of	Shares Owned	By This	Shares Owned	Common Stock
Selling Stockholder	Prior to Offering(1)	Prospectus(2)	After Offering	After Offering (3)
Hilton Hotels Corporation	1,000,000 (4)	1,000,000	0	0

(1)	Beneficial ownership as of March 1, 2006, based upon information provided by the Selling Stockholder.

(2)	Assumes the sale of all shares of common stock registered pursuant to this Prospectus, although the Selling Stockholders are under no obligation known to FelCor to sell any shares of common stock at this time.

(3)	Based on 60,474,499 shares of FelCor common stock outstanding on March 1, 2006.

(4)	Consists of 1,000,000 shares of Common Stock issuable upon redemption of a like number of Units held by Hilton. As of June 30, 2006, subsidiaries of Hilton were the franchisors of 56 Hotels. In addition, as of June 30, 2006, subsidiaries of Hilton were the managers of 63 Hotels under separate management agreements.
     Hilton Hotels Corporation (“Hilton”) has been added in the foregoing table to supplement Promus Hotels, Inc., which owned an aggregate of 2,886,793 shares of FelCor common stock, including 1,000,000 shares issuable upon redemption of Units. Those 1,000,000 shares, or the Units for which such shares may be issuable, were transferred by Promus Hotels, Inc. to Hilton. Promus Hotels, Inc. is a wholly-owned subsidiary of Hilton. As result of the transfer, Hilton has beneficial ownership of the 1,000,000 shares of FelCor common stock offered under this prospectus.
     Except as expressly supplemented above, the discussion under the caption “Selling Stockholders” remains as set forth in the Prospectus dated June 28, 1996.
Prospectus Supplement
Dated July 6, 2006